Exhibit 4.4

Execution Copy

AMENDED AND RESTATED
MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this "Agreement") is entered into as of August 10, 2010, by and between KNIGHTSBRIDGE TANKERS LIMITED, a company organized and existing under the laws of Bermuda (the "Company"), acting on behalf of itself and the companies set forth on Schedule 1 hereto (the "Subsidiaries") (as defined below) and ICB SHIPPING (BERMUDA) LTD., a company organized and existing under the laws of Bermuda (the "Manager").

W I T N E S S E T H :

WHEREAS, the Company is, through the Subsidiaries, the owner of a number of tanker and drybulk vessels;

WHEREAS, it is the Company's policy to outsource the services required for its and the Subsidiaries' administrative functions to other corporate entities;

WHEREAS, the Company, certain of the Subsidiaries and the Manager (hereinafter jointly referred to as the "Parties" and, individually, as a "Party") have entered into that certain Management Agreement, dated as of February 12, 1997, as amended by Amendment No. 1, dated as of March 1, 2004 (collectively, the "Existing Agreement");

WHEREAS, the Company has, since the date of its incorporation, been provided with such general management services as its board of directors has required in order to carry out the day-to-day management of the Company and its assets by the Manager under the terms of the Existing Agreement;

WHEREAS, the Company's subsidiaries (including, but not limited to the Subsidiaries) have, since the date of their respective incorporation or acquisition by the Company, been provided with such general management services as their respective board of directors require to carry out the day-to-day management of their activities by the Manager under the terms of the Existing Agreement; and

WHEREAS, as of the date hereof, the Company, the Subsidiaries and the Manager desire to amend and restate the Existing Agreement with effect from April 1, 2010.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual premises and covenants herein set forth, the Company, acting on behalf of itself and the Subsidiaries, and the Manager hereby agree to amend and restate the Existing Agreement as follows:

1.	APPOINTMENT

1.1
The Company and the Subsidiaries (the "Group") hereby confirm the appointment of the Manager as responsible for the overall management of the Company, the Subsidiaries and their respective assets and liabilities, on the terms and conditions set forth herein, with effect from April 1, 2010 (the "Effective Date").

1.2	The Company, the Subsidiaries and the Manager confirm that the Existing Agreement has been amended and restated with effect from the Effective Date.

2.	THE KNIGHTSBRIDGE GROUP'S MANAGEMENT FUNCTIONS

2.1	ULTIMATE RESPONSIBILITY FOR THE ADMINISTRATION OF THE COMPANY AND THE SUBSIDIARIES LIES WITH THE BOARD OF DIRECTORS OF THE COMPANY (THE "Board").

The Board is responsible for the definition of the Group's objectives and the strategy to be followed in achieving these.

The Board meets regularly in Bermuda or such other location as is practical subject only to such meetings not being convened in Norway, for as long as this Agreement is in effect.

The board of directors of each Subsidiary is responsible for the day-to day management thereof but is accountable to the Board as the governing body of its sole shareholder.

2.2	The Subsidiaries have, in relation to the vessels they own (collectively the "Vessels"), engaged the services of third party providers of technical ship management services.

The three Subsidiaries, KTL Belgravia I Inc., KTL Belgravia II Inc. and Golden Future Inc., each of which is the owner of a Capesize drybulk carrier, have engaged the services of Golden Ocean Management (Bermuda) Ltd. as commercial manager on terms set forth in separate commercial management agreements.

2.3
The Board has entrusted the Manager with responsibility for the coordination of the management services provided by the Manager and other providers of such services to the Group (included but not limited to Golden Ocean Management (Bermuda) Ltd.).

2.4	The Manager shall report to the Board or such individual member(s) of the Board as the Board from time to time shall appoint for this purpose.

3.	THE SUBSIDIARIES

3.1	The Company's assets are, generally, held through wholly owned subsidiaries.

3.2	The Company's subsidiaries are listed in Schedule 1 hereto. All of these entities are parties to the Agreement.

If and when a Subsidiary is sold or liquidated, this Agreement shall terminate in relation to such Subsidiary without further notice.

If a new subsidiary (in this context defined as a wholly owned subsidiary of the Company) is incorporated or otherwise acquired by the Company, whether directly or indirectly, it shall be deemed to have acceded to this Agreement as a "Subsidiary" at such time.

The Parties agree, for documentary purposes, to update Schedule 1 in relation to subsidiaries acquired, liquidated or divested by the Company at regular intervals.

3.3
The Manager shall, on matters of particular importance to a Subsidiary, keep such Subsidiary's board of directors informed. Final decision in such matters shall be taken by the board of directors of such Subsidiary and confirmed by the Board.

4.	SCOPE OF SERVICES

4.1	The Manager shall have an obligation to ensure that all of the management services required by the Group from time to time, are provided to the Group, whether by itself or other third party providers, and that the terms thereof, at all times, are based on terms available in the market for such services.

Without prejudice to the generality of the foregoing, the Manager shall always provide the following services to the Company and the Subsidiaries:

4.1.1	Corporate Governance Services

(a)
The Manager shall prepare material for and, pursuant to such instructions as shall be provided by the Chairman of the Board from time to time, prepare and circulate notices of the meetings of the Board to the directors of the Company.

(b)
The Manager shall prepare all written resolutions passed by the Board, the boards of directors of the Subsidiaries and the shareholder of the Subsidiaries along with minutes from their respective meetings and shall, furthermore, be responsible for the same being signed and filed with the minutes of the relevant corporation.

(c)
The Manager shall be responsible for the implementation of all resolutions passed by the Board and the board of directors of the Subsidiaries (unless a specific resolution identifies another service provider or person as responsible therefor).

(d)
The Manager shall assist the Company in preparing materials for and convening the meetings of the Company's shareholders and the subsequent follow-up and implementation of the resolutions passed therein.

(e)	The Manager shall, by way of designing and implementing necessary procedures, assist the Board in ensuring that the Group meets all applicable corporate governance requirements.

(f)	The Manager shall be responsible for maintaining the corporate books and records of the Company and the Subsidiaries.

(g)	The Manager shall assist the Company in complying with the requirements of all applicable securities laws, including the United States Securities Act of 1933 and the Securities Exchange Act of 1934.

4.1.2	Accounting – Auditing – Reports

(a)	The Manager shall be responsible for the Group's accounting functions.

This shall include both the day-to-day accounting of the activities of the Company and the Subsidiaries and the consolidation of the accounts for the Group.

The Group's accounting shall be in accordance with US GAAP and such supplementing accounting principles as the Board from time to time shall have approved.

(b)
The Manager shall maintain financial records and books of account reflecting all transactions of the Company and the Subsidiaries in accordance with applicable laws and proper accounting practice (including those required by the US Securities and Exchange Commission, Bermuda authorities and other governmental and regulatory or self regulatory agency filings) and reports to the Company's shareholders.

(c)	The Manager shall assist the Group's auditors in the continuous and annual audit of the Company's and each of the Subsidiaries' accounts.

(d)	The Manager shall prepare such interim reports in respect of the performance of the Company and the Group as the Board shall require from time to time.

(e)	The Manager shall negotiate the terms subject to which the Group's auditors shall provide their services.

4.1.3	Company Records

(a)	The Manager shall be responsible for the safekeeping and professional filing of all the Group's original corporate documents.

(b)	The Manager shall establish and maintain an adequate and accessible archive in electronic and/or physical form, over all documents relevant to the Group's business.

4.1.4	Government Relations - Taxes

The Manager shall ensure compliance by the Company and the Subsidiaries with all laws, regulations and provisions applicable to the Company in the jurisdiction of Bermuda and such other jurisdictions in which any of the Subsidiaries from time to time are incorporated.

4.1.5	Investor Relations

The Manager shall assist the Board in all aspects relevant to investor relations, including, but not limited to communications with media and the public in general in respect of the Company's performance.

These services shall include the presentation of the Company's quarterly and annual reports to investors in general on behalf of the Board.

4.1.6	Budgeting - Reports

(a)	The Manager shall provide the Board with annual budgets and cash flow projections based on main assumptions provided by the Board.

(b)	When required, the Manager shall provide the Board with investment budgets and analysis focused on individual projects.

(c)	The Manager shall furthermore ensure that the Board is provided with:

(A)	an annual budget of the Group's operating costs by November 30th of the preceding year;

(B)	such other budgets and projections as the Board shall request from time to time;

(C)	quarterly statements of the Group's overall operating costs and statements of the Vessels' operating costs within 40 days of the end of each quarter;

(D)	forecasts of the trading or charter income of those of the Vessels that are subject to the Manager's commercial management;

(E)	such other reports (including voyage reports) and budget follow-ups as the Board shall reasonably require from time to time.

The Company accepts that the Manager's compliance with its obligations as aforesaid is dependent on the timely input of relevant facts from such other managers and service providers as the Board, from time to time, shall decide to engage.

4.1.7	Stock Exchange

(a)	The Manager shall, on the instructions of the Board, negotiate all agreements relevant to the listing of the Company's securities on such stock exchanges as the Board, from time to time, shall decide.

(b)
The Manager shall ensure compliance by the Company with all contractual and legal obligations of the Company in relation to the stock exchanges and similar trading systems on which the Company's securities from time to time are listed.

(c)
The Manager shall ensure that all of the Company's obligations to inform stock exchanges of the Company's activities and results are complied with and shall enter into such agreements or other arrangements on behalf of the Company as shall be required by relevant stock exchanges for this purpose.

It is accepted by the Company that the Manager's compliance with its obligations as set forth in (a) and (b) above is dependent upon the Manager being provided with all information necessary to do so by the Company.

4.1.8	Supervision and Administration of Third Party Management Service Providers

The Manager shall supervise and administer the Group's purchase of management services from other service providers.

4.1.9	Financing

(a)	The Manager shall assist the Board in all matters relevant to the financing of the Group's activities.

(b)	The Manager shall, in accordance with specific instructions from the Board, assist the Board in relation to the issue and/or repurchase of the Company's securities.

(c)
The Manager shall, within such general limits and pursuant to such authorities as the Board from time to time shall decide, obtain offers for loans and other financial credits required to finance the Group's activities from time to time, negotiate the same and present final terms to the Board for approval.

The Board may issue general authorisations to the Manager to conclude credit transactions on the Group's behalf in which case all such transactions shall be immediately reported to the Board.

The Board shall, at the  Manager's request, issue a specific power of attorney to the senior management of the Manager authorising them to obtain and negotiate loan offers on the Company's behalf (always subject, however, to the Board and the board of any Subsidiary party thereto approving any final commitments).

(d)
The Manager shall ensure that all payments are made under such loan and credit agreements as the Company and/or the Subsidiaries are party to from time to time on the due dates therefor and otherwise follow up on all reporting obligations etc. to relevant lenders.

(e)	The Manager shall continuously review the Group's financing structure and seek to improve the structure and terms of the same.

(f)	The Manager shall follow up on the relationship between the Group and its financial creditors from time to time including proper and timely issuance of compliance certificates and report on all material issues arising in this context to the Board without undue delay.

4.1.10	Treasury Functions

(a)
The Manager shall be authorised to open, close and operate the Company's and each Subsidiary's bank accounts in accordance with such principles therefor as the Board from time to time shall approve and enter into account agreements and all such other contracts or agreements as shall be required for this purpose.

(b)
The Manager shall develop a cash management policy for the Group, which shall be presented to and approved by the Board, and continuously review the same. The Manager shall furthermore ensure that such policy is implemented in accordance with its terms.

(c)
The Manager shall be authorised to collect all amounts due from third parties to the Group on the Group's behalf and shall be responsible for the establishment and implementation of efficient procedures for the purpose of collecting any overdue amounts.

(d)
The Manager shall arrange for the Company and each Subsidiary to settle its debts to third parties as such fall due, always ensuring that amounts due as consideration for goods or services which do not meet required standards of quality or quantity are retained while pursuing a satisfactory solution to any dispute in relation thereto on the Company or such Subsidiary's behalf.

(e)
The Manager shall settle all inter-company accounts between the Company, the Subsidiaries and affiliated companies in accordance with such agreements and other basis for payments as shall be in existence from time to time.

(f)
The Manager shall, within limits from time to time set out in a trading mandate and trading manual approved by the Board, be authorised to conclude currency transactions, interest rate fixtures and derivative transactions on the Group's behalf.

4.1.11	Employment of Vessels

(a)
The Manager shall monitor the charterers of the Vessels ensuring that such charterers observe their obligations at all times and/or take or suggest precautions to the Board where it appears likely that a default may occur.

(b)
The Manager shall keep itself up to date on market levels and prevailing terms for charter or other employment arrangements for the types of vessels owned by the Group and shall propose new business opportunities to the Board as and when the same arise.

(c)
The Manager shall, within limits defined by the Board, be authorised to market the Vessels for charters, to negotiate and conclude charter parties and to execute the same on behalf of the relevant Subsidiaries.

It is understood and agreed by the Company that the obligations set forth in this Clause 4.1.11 shall not extend to the Vessels which are commercially managed by other managers.

4.1.12	Technical Operation of the Vessels

(a)
The Manager shall procure and supervise the following services rendered by or in cooperation with one or more technical managers with responsibility for the day to day technical operation of the Vessels (the "Technical Manager"):

(i)
conducting all operation / performance of the Vessels, which shall include but not be limited to all matters with respect to voyages, cargoes and persons to be carried, and procuring or providing all services incidental thereto (which shall include, but not be limited to, cargo handling, port activities (including pilotage, towing, wharfage and dockage), bunkering, stevedoring, canal transits, services of agents, brokers, and consultants and arranging for payment of all expenses in respect of the foregoing) as necessary for the operation of the Vessels;

(ii)	issuing or causing to be issued all necessary shipping documents;

(iii)	executing voyage schedules, routing, loading and discharging;

(iv)
handling all the post-fixture claims and arranging for all collections arising out of the operation of the Vessels, including the collection and handling of all freight and / or hire payments, demurrage and dispatch; and

(v)	arranging for the entry and clearance of the Vessels and for berth and terminal facilities when necessary.

(b)
supervise the technical operation of the Vessels and having the power in its name or in the name of the Subsidiary owning the relevant Vessel, without the need for any further formal power of attorney, to do and perform all acts, deeds, matters and things which may be necessary or expedient for the supervision, performance or provision of all or any of such services or ancillary thereto or otherwise in relation to the proper and efficient operation of the vessels, including (but not limited to) the following:

(i)	providing the Technical Manager with appropriate instructions;

(ii)	proposing insurance arrangements for the Vessels which shall include Hull and Machinery, Loss of Hire, War Risk and, to the extent required by its lenders, Mortgagee Interest cover;

(iii)	based on instructions from the Company or, as the case may be, a Subsidiary entering the Vessels in protection and indemnity, defence and other such clubs or associations:

(iv)
handling and settling all insurance, particular and general average, salvage and other claims in connection with each Vessel and all matters pertaining thereto; provided, however, that the Manager shall not handle any individual claim in excess of USD 100,000;

(v)	performing or causing to be performed all necessary services in connection with salvage and general average in respect of the Vessels;

(vi)	keeping the Company advised with respect to the operation of the Vessels;

(vii)	providing the Company with benchmarking information (between the Vessels and the Technical Managers' performance of services to other vessels managed by the Manager);

(viii)	deciding on standards of ship operation and instructing the Technical Manager(s) when requirements are outside such standards;

(ix)
by regular visits (at least annually) onboard the Vessels, verifying each Vessel's technical condition and memorializing such visits in reports and – where appropriate – take necessary actions with respect to instructions to the Technical Manager, and visiting the Vessels on passages or in ports in order to attend onboard at loading or discharge operation where appropriate;

(x)	allowing the Vessels to benefit from the Manager's bulk purchasing arrangements;

(xi)	in co-operation with the Technical Managers:

(A)	following up and pursuing the development of planning oil spill actions and other safety routines:

(B)	verifying that all actions, instructions and training in respect of the safety of the Vessels have been carried through diligently; and

(C)
arranging for oil spill contingency plans and taking all actions provided for in the US Oil Pollution Act of 1990 including, but not limited to, appointing and liaising with the "Qualified Individual" required and to enter into necessary agreements with clean-up contractors in the US and other relevant countries;

(xii)	procuring and supervising the following services rendered by or in co-operation with the Technical Managers:

(A)	keeping books, record and accounts relating to the activities and business of the Vessels in such form as may be required by the Board; and

(B)	procuring dry-docking plans and negotiating with shipyards in relation to major repairs and dry-dockings of the Vessels and attending and supervising all such works;

(xiii)
procuring that the Technical Manager applies for and maintains, as operator of a Vessel, a Certificate of Financial Responsibility under § 138.30(b) of the Regulations of the United States Coast Guard under the Oil Pollution Act of 1990 and filing periodic submissions in connection therewith. In connection with such applications, the Technical Managers may obtain a financial guarantee from any entity selected by the Manager in consultation with the Board; and

(xiv)
procuring that the Technical Manager obtains and maintains for itself ISO and ISM Documents of Compliance and obtains and maintains for Vessels an ISO Certificate of Compliance and an ISM Safety Management Certificate, and procuring that the Vessels comply with the International Safety Protocol System (ISPS).

4.1.13	Business Plan – Strategy – Business Development

(a)	The Manager shall, when so instructed by the Board, review the Company's business plan and provide the Board with proposals for changes to this.

(b)	The Manager shall assist the Board with regular reviews of the Group's strategy and provide input to such strategy development process as the Board from time to time shall put in place.

(c)	The Manager shall continuously seek out and identify business opportunities within the scope of the Company's business plan and strategy and present the same to the Board for review and/or approval.

4.1.14	Mergers and Acquisitions

(a)
The Manager shall, in accordance with specific instructions from the Board, assist the Company in all matters relevant to corporate mergers and/or acquisitions of other companies. Such assistance shall include, but shall not be limited to, arranging the financing of any acquisition, renegotiating existing financing and other contractual arrangement required by the acquisition/merger and the general completion of any such transaction.

(b)	The Manager shall always report on its activities in matters related to mergers and acquisitions to the Board and keep the Board continuously updated on the progress of the same.

4.1.15	Sale and Purchase of Assets

(a)	The Manager shall, in accordance with specific instructions from the Board, complete the sale and purchase of assets on behalf of the Group.

(b)
In respect of any sale or purchase of an asset the Manager shall provide assistance which shall include, but shall not be limited to, arranging the financing in the case of a purchase and other contractual arrangements and the general completion of the transaction in question.

(c)	The Manager shall assist the Board in following the market for the sale and purchase of vessels and provide the Board with recommendations in this respect.

4.1.16	Newbuildings

(a)	The Manager shall assist the Board in following the market for newbuildings and, in this respect, liaise with relevant yards, brokers and analysts.

(b)
The Manager shall, always in accordance with specific instructions from the Board, assist the Group in negotiating newbuilding contracts. Any such contract shall always be subject to the final approval of the Board and when relevant, the board of the Subsidiary established for the purpose of ordering the same.

4.1.17	General Purchasing Authority

The Manager shall be generally authorised to conclude purchases of such goods and services on the Company's and the Subsidiaries behalf as shall fall within the scope of the Company's normal business activities.

4.1.18	Disputes

(a)
The Manager shall defend, intervene in, settle, compromise or abandon any and all legal proceedings by or against the Company or a Subsidiary, on the Company's or such Subsidiary's behalf and follow up the same in accordance with such instructions as shall be provided to the Manager in this respect by the Board.

(b)
The Manager shall be authorised to initiate formal proceedings on behalf of the Company and the subsidiaries before a court or arbitration panel within such limits as the Board from time to time shall decide.

4.1.19	Subsidiaries - Affiliates

(a)	The Manager shall be authorised to incorporate new subsidiaries and liquidate Subsidiaries as and when required; and

(b)	The Manager shall be generally authorised to act on the Company's behalf as shareholder in the Subsidiaries; and

(c)	The Manager shall ensure that all agreements between the Company and affiliated companies are made on arm's length terms.

(THE SERVICES SPECIFIED IN THIS CLAUSE 4 SHALL HEREINAFTER BE REFERRED TO AS THE "Services".)

5.	GENERAL CONDITIONS

5.1
The Manager shall, in performing its duties hereunder, effectively and faithfully serve the Company and the Subsidiaries. In exercising the powers and authorities hereby conferred on it, the Manager shall:

(a)	always use its best endeavours to protect and promote the Company's and the Subsidiaries' interests;

(b)	observe all applicable laws and regulations relevant to the Company's and the Subsidiaries' activities;

and

(c)	always act in accordance with good and professional management practice.

5.2
The Manager shall have the right to sub-contract all or parts of the Services to third parties on commercial terms provided that the Manager shall remain responsible for the overall performance of the Services notwithstanding any such subcontracting or delegation. All such sub-contracting arrangements shall be made in writing. The Company shall be provided with copies of such agreements upon request.

The Manager shall ensure that the principles set forth in this Clause 5 shall be incorporated in any agreement made between the Manager and any sub–contractor in relation to the provision of the Services and, in particular, that the Company and the Subsidiaries are provided with the rights set forth in Clause 5.3 to 5.5 in relation to such sub-suppliers.

5.3
All discounts, commissions and other benefits received by the Manager and/or its employees from third parties as a consequence of the provision of the Services shall be disclosed to the Board and, unless otherwise agreed, be for the benefit of the Company or the relevant Subsidiary.

5.4	The Company and the Subsidiaries shall, at all times, be allowed full access to the accounts and records of the Manager which are relevant to the performance of the Services.

Representatives of the Group's auditors shall, in relation to the audit of the Group's accounts, be authorised to access the accounts and records of the Manager which are relevant to the performance of the Services.

5.5	The Manager shall, upon request, provide the Company with copies of all documents relevant to the Company or a Subsidiary in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time be requested by the Board.

6.	MANAGEMENT FEE – REIMBURSEMENT OF COSTS

6.1	The Company shall pay the Manager a fee (the "Management Fee") as consideration for the provision of the Services.

The Management Fee shall also represent consideration for the services to be provided by the Manager to each of the Subsidiaries hereunder.

6.2	The management fee for 2010 shall be USD 2,315,000 with effect from January 1, 2010.

6.3	The Parties agree that the Management Fee shall be subject to annual adjustments.

The Parties shall negotiate the amount of any adjustment during the 4th quarter of each year.

6.4	The Management Fee shall be due and payable by the Company quarterly in arrears in an amount equal to one quarter thereof.

6.5	If directed by the Board to sell a Vessel (or a Subsidiary), the Manager shall solicit bids for the sale of such Vessel (or such Subsidiary) to the highest bidder.

The Manager shall receive a 1% sales commission on the net proceeds of any sale of a Vessel (whether directly or through the sale of a Subsidiary).

The Manager shall receive a 1% commission on the cost of purchase of any new vessel by the Company whether in its own name or in the name of a subsidiary and whether on a second hand or newbuilding basis.

The Manager shall receive a commission equal to 1.25% of the gross freight earned on the chartering of each Vessel for which the Manager performs commercial management. The Manager may utilize the services of brokers and lawyers subject to the Board's approval (and enter into such compensation arrangements with them as the Manager shall deem appropriate) in relation to the purchase, chartering and sale of the Vessels for which the Manager acts as commercial manager.

6.6	The Company shall reimburse the Manager for all out-of-pocket expenses incurred by the Manager in relation to third parties in connection with the provisions of the Services.

6.7
The Manager shall, at its own cost and expense, provide all office accommodation, equipment, office stationary, staff, staff salaries and ancillary office expenses required for the performance of the Services.

All out of pocket costs (which shall include travel costs) incurred by the Manager shall be reimbursed by the Company.

All costs for the services rendered by any subcontractors to the Manager shall be carried by the Manager. For the avoidance of doubt, any remuneration to the Technical Managers for their services shall be paid directly by the relevant Subsidiary to the relevant Technical Manager.

Upon reasonable notice, the relevant Subsidiary shall provide the Manager with any funds that the Manager may reasonably request to cover reasonable estimated disbursements and expenses.

The Company shall pay all fees for the post fixture operation of the Vessels directly to the Technical Manager in charge of the same.

7.	INCENTIVE ARRANGEMENT

7.1
In addition to the Management Fee, the Company may, in its discretion, award to the Manager equity incentives (either by way of incentive or by way of reward) of the type which may be awarded under equity incentive plans typical for publicly traded companies in the United States. Such equity incentives may take the form of, among other things, restricted shares, restricted share units, stock options, warrants, dividend equivalent rights and other equity incentives as the Company may deem reasonable in the circumstances.

7.2
It is understood that the Manager may nominate its affiliate, Frontline Management AS, as the recipient of all or a portion of such equity incentives, which, in turn, may nominate its employees to receive all or a portion of such equity incentives.

7.3
The Manager understands and represents to the Company that the Manager is a sophisticated investor, and that the Manager is aware that the equity incentives that may be granted by the Company will constitute restricted securities for U.S. securities law purposes, and will not be registered under the U.S. Securities Act of 1933, as amended. Accordingly, the equity incentives may not be transferred without such registration or an applicable exemption from registration.

The Manager also represents to the Company that any employee of Frontline Management AS who may receive equity incentives as aforesaid, shall be made fully aware of these representations and of the "restricted" status of such equity incentives. Accordingly, any recipient of equity incentives as described herein shall, as a condition of such receipt, be required to sign an acknowledgement of these representations and of such restricted status.

8.	AUTHORITY

8.1
The Manager is, within the scope of the Services and subject to the limitations set forth below, authorised to act on the Company's and each Subsidiary's behalf and shall obligate the Company and each Subsidiary by its signature.

The general authority set forth above shall be limited as follows:

(i)	The Manager shall not, unless specifically authorised by the Company or a Subsidiary, be authorised to act for the Company and such Subsidiary outside the scope of the Services;

(ii)
The Manager's general authority shall always be limited by applicable laws (including, but not limited to Bermuda law), the Company's and each Subsidiary's bye-laws or similar constitutional documents and the specific limitations set forth herein; and

(iii)
The Manager's general authority shall always exclude matters of an irregular nature or special importance, such as the sale and purchase of major assets, the entry into material loans and the chartering or leasing out of material assets, which shall be specifically authorised by the Board or the board of directors of a Subsidiary (whether in general for a limited period or within set limits without time limitation or specifically, in relation to a particular transaction).

8.2
The Manager's authority hereunder shall be documented by the provisions of this Agreement but may also be supplemented by a general power of attorney from the Company or a Subsidiary to designated employees of the Manager or its affiliated subcontractors from time to time in the form set out in Schedule 2.

8.3
The Company and the Subsidiaries hereby ratifies, confirms and undertakes, at all times, to allow, ratify and confirm all actions the Manager and its employees shall lawfully take or cause to be taken on the Company's or a Subsidiary's behalf in the bona fide performance of the Services.

8.4
Nothing herein shall affect the exercise of central management and control of the Company by the Board and in particular, but without prejudice to the generality of the foregoing, nothing herein shall derogate from the powers and duties of the Board to manage and administer the Company, the Group and its business.

9.	INDEMNITY

9.1
The Manager shall be under no responsibility or liability for any loss or damage, whether as a loss of profits or otherwise, to the Company or a Subsidiary arising out of any act or omission involving any error of judgment or any negligence on the part of the Manager or any of its officers or employees in connection with the performance of the Services, unless the acts or omissions leading to a loss or damage are caused by gross negligence or wilful misconduct on the part of the Manager, its officers or employees.

The above limitation applies to the Manager's subcontractors and their employees as well.

The Manager's liability to compensate the Company or a Subsidiary for any loss shall be limited to the Management Fee in the year preceding the year in which such loss arose.

9.2
The Company agrees to indemnify and keep the Manager and its officers and employees together with its subcontractors and such subcontractors' employees and officers indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services to both the Company and the Subsidiaries.

9.3
If the Board or the board of directors of a Subsidiary requires the Manager to take any action which, in the opinion of the Manager, might make the Manager liable for the payment of any money or liable in any other way, the Manager shall be kept indemnified by the Company in an amount and a form satisfactory to it as a prerequisite to taking such action.

9.4
The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable by the Manager in connection with any claims to which the indemnity obligation of the Company applies.

9.5
The indemnification provided by the Company pursuant to this Clause 9 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of the Company or otherwise, and shall continue after the termination of this Agreement.

10.	CONFIDENTIALITY

10.1	All Confidential Information furnished to the Manager, its subcontractor or any of their respective employees or directors pursuant to this Agreement shall be and remain the property of the Company or the relevant Subsidiary, and shall be kept confidential by the Manager.

For the purpose of this clause "Confidential Information" shall mean information relating to the business of the Group which the Manager becomes aware of, or generates in the course of or in connection with the performance of the Services.

The provisions of this Clause 9.1 shall not apply to Confidential Information which is:

(i)	required to be disclosed by law or court order; or

(ii)	becomes public knowledge otherwise than as a result of the conduct of the Manager.

11.	TERMINATION

11.1
This Agreement may be terminated by either Party upon 12 calendar months' written notice to the other Party, provided that any such termination by the Company shall have been approved by a resolution duly adopted by the affirmative vote of the holders of at least 66-2/3% of the Company's outstanding common shares.

The Agreement shall automatically terminate in relation to the Subsidiaries if terminated pursuant to the above.

11.2	The Company may terminate this Agreement at any time upon five business days' prior written notice to the Manager in the event that:

(i)
the Manager commits any material breach of or omits to observe any of the material obligations or undertakings expressed to be assumed by it under this Agreement and, such breach or omission, if capable of remedy, is not remedied to the satisfaction of the Company within thirty (30) days after written notice thereof have been given by the Company of such material breach or omission, which notice shall set forth requested action to remedy the same; or

(ii)
any material consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Manager to authorize, or required by the Manager in connection with, the execution, delivery, validity, enforceability of admissibility in evidence of this Agreement or the performance by the Manager of its obligations under this Agreement which the Company reasonably considers to be necessary or desirable in order to ensure that the interests of the Group are not prejudiced and the ability of the Manager to perform is obligations under this Agreement is not materially affected, is modified in a manner unacceptable to the Board or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(iii)
it becomes unlawful at any time for the Manager to perform all or any of the material covenants or its obligations under this Agreement, or for the Company or the Subsidiaries to exercise the rights vested in it or them under this Agreement; or

(iv)	the Manager ceases to be wholly-owned, directly or indirectly, by Frontline Limited or, as it may be, any successor to Frontline Limited as ultimate parent of the Frontline Group of Companies.

11.3
The Manager may terminate this Agreement at any time upon five business days' prior written notice to the Company in the event that the Company commits any material breach of or omits to observe any of the material obligations or undertakings expressed to be assumed by it under this Agreement and, such breach or omission, if capable of remedy, is not remedied to the satisfaction of the Manager within thirty (30) days after written notice thereof have been given by the Manager of such material breach or omission, which notice shall set forth requested action to remedy the same.

11.4
Upon the effective date of termination pursuant to this Clause 10 the Manager shall, if required, promptly terminate its services hereunder in order to minimize any interruption to the Group's business.

11.5
Upon termination, the Manager shall, as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement and of any remaining Management Fee due hereunder, calculated pro rata to the date of termination, and any undisbursed funds of the Company in the Manager's possession or control will be promptly paid by the Manager as directed by the Board.

11.6	Termination shall be without prejudice to any rights or liabilities of the Parties hereto arising prior to or in respect of any act or omission occurring prior to termination.

11.7
In the event of termination of this Agreement, the Manager shall procure that all such acts are done as may be necessary to give effect to such termination. The Company shall secure, and the Manager, subject to payment of all amounts due to it hereunder, shall co-operate in the appointment of a substitute manager as circumstances may require.

11.8
Upon the termination of this Agreement, the Manager shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company and the Subsidiaries which are the property of the Company and the Subsidiaries and which are in its or its sub-contractors' possession.

12.	DEFAULT

12.1
The Manager and the Company (but not a Subsidiary) may forthwith, by notice in writing to the other Party, terminate this Agreement if an order is made or a resolution passed for the winding up of the other Party or if a receiver be appointed of the business or property of the other Party, or if the other Party shall cease to carry on its business or makes any special arrangements or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law with relevance to the other Party.

13.	FORCE MAJEURE

No Party shall incur liability of any kind or nature whatsoever in relation to the other Parties in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

In the event that a situation gives rise to force majeure which prevents the Manager from performing the Services, whether in whole or in part, the Parties agree that the Manager may, in good faith, obtain substitute performance; provided, however, if such situation continues for a period longer than three (3) months, the Company shall be entitled to terminate this Agreement by giving one (1) month prior written notice in writing to the Manager.

14.	NOTICES

14.1
All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by ordinary mail, telefax, email or delivered by hand at the following addresses:

If to the Company and the Subsidiaries:

Knightsbridge Tankers Limited

Visiting address:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HMGX
Bermuda

Postal address:

P.O. Box 1593
Hamilton HM 08
Bermuda

Fax:   +1 441 295 3494
Telephone:  +1 441 295 0182
Att.:  Chairman of the Board

If to the Manager:

ICB Shipping (Bermuda) Ltd.

Visiting address:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HMGX
Bermuda

Postal address:

P.O. Box 1593
Hamilton HM 08
Bermuda

Fax:  +1 441 295 3494
Telephone:   +1 441 295 0182
Att.:  Company Secretary

or such other address as a Party may designate to the other Party in writing.

MISCELLANEOUS

15.1
None of the Parties shall be entitled to assign its rights and/or obligations under this Agreement unless the prior written consent of the other Parties have been obtained. Notwithstanding the foregoing, the Manager shall be permitted to subcontract the provision of all or part of the Services pursuant to Clause 5.2.

15.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

15.3	No term of this Agreement is enforceable by a person who is not a party to it.

15.4	This Agreement shall not be amended, supplemented or modified save by written agreement signed by or on behalf of both Parties.

15.5
This Agreement embodies the entire agreement and understanding between the parties hereto relating to the management services to be provided by the Manager to the Company and the Subsidiaries and may not be amended, waived or discharged except by an instrument, waiver or discharge is sought.

GOVERNING LAW AND ARBITRATION

16.1	This Agreement shall be governed by Norwegian law.

16.2
Any dispute, controversy or claim arising out of or relating to this Agreement (including the breach, termination or invalidity thereof), shall be settled by arbitration in accordance with the provisions of the Norwegian Arbitration Act 2004.

The arbitration proceedings shall be held in Oslo and shall, if either Party so requests, be conducted in the English language.

For and on behalf of KNIGHTSBRIDGE TANKERS LIMITED ______________________________ Ola Lorentzon Chairman	For and on behalf of ICB SHIPPING (BERMUDA) LTD. ______________________________

For and on behalf of The SUBSIDIARIES ______________________________ Ola Lorentzon (as per special authority)

Schedule 1

LIST OF SUBSIDIARIES
as of August 10, 2010

KTL Kensington Inc.

KTL Hampstead Inc.

KTL Mayfair Inc.

KTL Camden Inc.

KTL Belgravia I Inc.

KTL Belgravia II Inc.

Golden Future Inc.

KTL Chelsea Inc. (to be liquidated)

Cedarhurst Tankers LDC (under liquidation)

Hewlet Tankers LDC (under liquidation)

Inwood Tankers LDC (under liquidation)

Lawrence Tankers LDC (under liquidation)

Woodmere Tankers LDC (under liquidation)

Schedule 2

FORM OF
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that, we

KNIGHTSBRIDGE TANKERS LIMITED
(the "Company");

a limited company incorporated under the laws of Bermuda with its registered office at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM GX, Bermuda has authorised

Mr./Ms. [                           ]
(the "Attorney");

of ICB Shipping (Bermuda) Ltd. (the "Manager") to act on our behalf within the scope and on the terms set forth in the following.

WHEREAS, we are the parent company in a group of companies engaged in the ownership and operation of ships, offshore drilling rigs and other seagoing entities;

WHEREAS, we have entered into that certain management agreement with the Manager dated as of February 12, 1997, as amended by Amendment No. 1 dated March 1, 2004, and as amended and restated in its entirety as of [          ], 2010, setting forth the terms and conditions upon and subject to which the Manager shall be overall responsible for the day-to-day management of our activities (the "Management Agreement");

WHEREAS, the Manager, under the terms of the Management Agreement, has been authorised to act on our behalf within stated limits;

WHEREAS, the Attorney is the [  ] of the Manager.

As per the above we hereby confirm that the Attorney is authorised to act on our behalf in general, always provided that our board of directors shall have final say on issues that are of an irregular nature compared to our business in general or of special importance to our activities.

The authority granted to the Attorney hereunder shall include (but shall not be limited to) the authority to:

1.
Execute under hand and to do and perform in the name of the Company and upon its behalf or otherwise all such acts, deeds and things that the Company itself may lawfully do and to deliver any documents, instruments or certificates with such amendments thereto (if any) as to which the Attorney shall, in his sole discretion, agree in connection with the operation of the Company;

2.
To transact, manage, carry on and to do all and every business, matter or thing relevant or necessary or any matter connected with or having reference to the affairs of the Company and for such purposes to conduct all such business and affairs;

3.
To open in the name of the Company accounts with any bank or banks wheresoever located, make payments from the Company's account at any bank wheresoever located for the purpose of the business of the Company, to draw, make, accept or endorse on behalf of the Company any cheques, drafts or other bills of  exchange or negotiable instruments which the Attorney may deem necessary or proper in relation to the Company's affairs and otherwise to open and operate any such account;

4.
To give instructions to banks regarding the issue of letter of credits, guarantees and bonds on account of the Company and to execute and sign such letters of request, application forms and other documents as the Attorney in his sole discretion considers appropriate;

5.	To retain and employ lawyers, accountants, auditors and others possessing appropriate professional skills to advice, act or represent the Company and to delegate any of the powers or authority conferred herein to other such persons.

Further, the authority conferred on the Attorney hereunder shall include (but shall not be limited to) the authority to:

a.	negotiate the terms of any sale or purchase of assets;

b.	negotiate the terms of any newbuilding contracts;

c.	obtaining offers for and negotiate the terms of such financing arrangements as the Company shall require to conduct our business; and

d.	negotiate the terms of charter and other employment arrangements for our assets;

always provided that the Company's  board of directors shall retain authority to approve of final terms of such arrangements.

The above principle shall not apply to minor amendments or addenda to existing arrangements or the conclusion of employment arrangements for our [vessel] of up to 6 months' duration for which the Attorney shall be authorised to act on our behalf hereunder.

The authority conferred to the Attorney hereunder shall remain in place to the earlier of:

a.	the date upon which this authority is cancelled by way of a resolution of the Company's board of directors; and

b.	the date upon which the Attorney's employment relationship with the Manager is terminated for any reason.

The Company hereby declares that all and every one of the deeds, acts and things which shall be done or executed by the Attorney for the purposes referred to above should be as good, valid and effectual for all intents and purposes whatsoever as if the same had been executed or done by the Company itself.

This Power of Attorney is governed by the laws of Bermuda.

In witness whereof, the foregoing Power of Attorney was made and executed the (  ) day of (      ), 20(  ).

The Common Seal of	)
KNIGHTSBRIDGE TANKERS LIMITIED	)
was hereunto affixed	)
in the presence of:	)